Exhibit 10.3

April 3, 2019

Haresh Shah
Executive Vice President and Chief Financial Officer
c/o Welbilt, Inc.
2227 Welbilt Boulevard
New Port Richey, Florida 34655
Dear Haresh:
This letter agreement (this “Letter”) memorializes certain terms of your separation from Welbilt, Inc. (the “Company”) and its affiliates, including certain waivers and releases by you required under the Welbilt, Inc. Executive Severance Policy (the “Severance Policy”) or otherwise in order to receive certain separation payments and benefits.
You and the Company agree that you will terminate from your position(s) as Executive Vice President and Chief Financial Officer effective April 7, 2019. You also agree that, as of April 7, 2019, you resign from all positions you hold (if any) as an officer or director of the Company and the Company’s subsidiaries and affiliates, as applicable, and that you will promptly execute any documents and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize your termination from all such positions. Furthermore, you agree that, effective May 1, 2019 (the “Separation Date”), you resign from all other positions you hold (if any), and as an employee, of the Company and the Company’s subsidiaries and affiliates, as applicable, and that you will promptly execute any documents and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize your termination from all positions with the Company and its subsidiaries and affiliates.
For purposes of the Severance Policy, your separation from the Company will be deemed a termination of employment without Cause (as defined in the Severance Policy), and you will receive the payments and benefits as specified on Exhibit A attached hereto, all subject to applicable tax withholding (the “Severance Benefits”). The Severance Benefits will be in full satisfaction of any amounts due under the Severance Policy, the Welbilt, Inc. 2016 Omnibus Incentive Plan, and all other compensation arrangements between you and the Company. However, to the extent provided under the Severance Policy or on Exhibit A, you will not be eligible for such Severance Benefits unless (a) no earlier than the Separation Date, and prior to the 60th day following the Separation Date, you execute the general release of all claims substantially in the form attached hereto as Exhibit B (the “Release”) and (b) any applicable revocation period has expired during such 60-day period without you revoking such Release. By signing this Letter, you acknowledge that the Severance Benefits are greater than what you would be legally entitled to receive in the absence of this Letter.
You agree that, during your employment, you must cooperate without limitation in performing all duties and other responsibilities reasonably assigned to or reasonably requested of you by the Company. You agree that, after the Separation Date, to the extent reasonably requested by the Company at any time, you will make yourself reasonably available to provide information and assistance to the Company in any dispute, proceeding, arbitration, investigation (whether internal or external) or litigation involving the Company of which you have material knowledge, or with respect to which you have material involvement, as a result of your employment with the Company, including, but not limited to, providing whatever information you have available to the Company, its attorneys, agents, contractors or other

1

representatives. You agree and acknowledge that such assistance and cooperation may include, but not be limited to, providing relevant information and documents reasonably available to you about matters on which you worked. You agree to make yourself reasonably available to the Company or its representatives (including but not limited to its attorneys) at a mutually agreeable time for interviews and meetings regarding any matter relating to your employment or matters on which you acquired material knowledge while employed at the Company as may be reasonably requested. You expressly agree and understand that, even after the Separation Date, at the Company’s request, you will make yourself reasonably available for appearances in any dispute, arbitration, investigation, litigation, or other proceeding (including but not limited to depositions) on reasonable terms as may be necessary to effectuate the business of the Company subject to your scheduling obligations. The Company will reimburse you for the reasonable expenses you incur in the course of cooperating with such Company requests.
By signing this Letter, you affirm that you have returned, or will return within a reasonable time after the Separation Date, to the Company all Company Property in good working order. “Company Property” includes company-owned motor vehicles, electronic or other equipment, supplies and documents.

[Signature Page Follows]

2

Please indicate your agreement to the terms of this Letter by signing and dating this Letter where indicated below and returning a signed copy to the Company’s General Counsel. This Letter may be executed by facsimile or electronically transmitted signature pages and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Sincerely, WELBILT, INC. By: /s/ William Johnson William C. Johnson President and Chief Executive Officer Date: April 3, 2019
Acknowledged and agreed as of the date written below By: /s/ Haresh Shah Haresh Shah Date: April 3, 2019

EXHIBIT A
Severance and Other Benefits
Severance benefits, including under the Severance Policy, which severance benefits consist of the items listed below (as further described in, and qualified by reference to, the Severance Policy). You shall not be eligible to receive the payments or benefits described in subsection a., b., c. or f. of this Exhibit A unless you execute and do not revoke the Release as described in the Letter. All benefits, including the Additional Vesting Benefit (as defined below), will be subject to Section 10 of the Severance Policy, and all benefits other than the Additional Vesting Benefit will remain subject to Section 6 of the Severance Policy, in each case, to the extent applicable.

a.
Payment of $412,000 in cash, representing an amount equal in value to your annual base salary at the time of termination of employment multiplied by one, and payable in substantially equal biweekly installments with the Company’s regular payroll over the one-year period following the Separation Date (provided that the initial and final payments may be a greater or lesser amount so as to conform with the Company’s regular payroll period); provided, however, that any amounts that would be payable prior to the effectiveness of the Release shall be delayed until the Release Effective Date (as defined in the Release);

b.
Payment of $370,800 in cash, representing an amount equal in value to your target annual cash incentive compensation opportunity for the year of the termination of employment multiplied by one, and payable in substantially equal biweekly installments with the Company’s regular payroll over the one-year period following the Separation Date (provided that the initial and final payments may be a greater or lesser amount so as to conform with the Company’s regular payroll period); provided, however, that any amounts that would be payable prior to the effectiveness of the Release shall be delayed until the Release Effective Date;

c.
Payment in cash, in an amount equal in value to the product of (A) the annual cash incentive compensation that you would have earned for the year of termination of employment based on actual performance if you had remained employed through the end of such year multiplied by (B) a fraction, the numerator of which is the number of days you were employed by the Company in the year of termination, and the denominator of which is 365, payable as soon as practicable after the Compensation Committee of the Board of Directors certifies the annual incentive performance for all employees for the year in which the Separation Date occurs, but no later than March 15 of the year following year in which the Separation Date occurs;

d.
If you are eligible for and elect continued coverage under COBRA (as defined in the Severance Policy) following your termination of employment, reimbursement by the Company to you for 100% of the monthly COBRA cost upon receipt of proof of payment through the last day of your COBRA continuation coverage period (which reimbursement shall be taxable to you). You understand it is your sole obligation to make these COBRA payments on a monthly basis in order to continue your health or dental insurance benefits and that your failure to make these payments timely may result in cessation of benefits. If you obtain other employment which offers any of such insurance coverage, the Company’s obligation to reimburse you for COBRA payments will be terminated. You agree to furnish promptly to the Company all documentation required and/or reasonably requested by the

Company regarding subsequent benefit eligibility. Any period of continued post-employment medical plan coverage provided in accordance with this Exhibit A shall count against the minimum period of coverage required by the medical continuation provisions of COBRA and any other applicable legislation;

e.
With respect to equity awards granted to you prior to the year of termination of employment, to the extent permitted by applicable law and under any applicable equity plan: (A) any outstanding equity awards other than performance-based equity awards shall be deemed fully vested; and (B) any outstanding performance-based equity awards shall vest (if at all) based on actual performance determined at the end of the applicable performance period;

f.
With respect to equity awards granted to you in the year of termination of employment, to the extent permitted by applicable law and under any applicable equity plan: (A) the first third (1/3) of each outstanding equity award other than any performance-based equity awards shall be deemed vested; (B) one third (1/3) of any outstanding performance-based equity awards shall vest (if at all) based on actual performance determined at the end of the applicable performance period (collectively, the “Additional Vesting Benefit”); and (C) the remainder of such equity awards shall be forfeited as of the date of your termination of employment; and

g.
You shall have until the earlier of the expiration date of any unexercised option (including those for which the vesting date has been accelerated pursuant to subsection e. or f. above) or twenty-four (24) months from the Separation Date, to exercise any vested outstanding stock options granted to you by the Company. Any stock options not exercised within twenty-four (24) months of the Separation Date (or, if earlier, by the original expiration date of the stock options) will be forfeited. Any equity awards for which the vesting date has been accelerated, other than stock options, stock appreciation rights and performance-based equity awards will be settled within 15 days of the Separation Date, and any performance-based equity awards will be settled as soon as practicable following the end of the applicable performance period; provided, however, that, in each case, equity awards that vest in accordance with subsection e. or f. above will be paid within the short-term deferral period for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) unless otherwise required for purposes of compliance with Section 409A of the Code, if applicable.

A-2

EXHIBIT B
Release of All Claims
(To Be Executed On Or After Separation Date)
In exchange for, and as a condition to receipt of certain compensation and benefits under the Welbilt, Inc. Executive Severance Policy (the “Severance Policy”), Welbilt, Inc., a Delaware corporation (the “Company”) and Haresh Shah (“Executive”) have entered into this Release of All Claims (the “Release”) as of the last date set forth on the signature page hereto. Executive acknowledges that Executive is not eligible to receive the Severance Payments (as defined in the Severance Policy) or the Additional Vesting Benefit (as defined in the letter agreement dated April 3, 2019 between Executive and the Company (the “Letter”)) unless (a) no earlier than the Separation Date (as defined in the Letter) and prior to the 60th day following the Separation Date, Executive executes this Release and (b) the Revocation Period has expired during such 60-day period without Executive revoking this Release.
1.    Release by Executive.
(i)    Executive waives any and all claims and hereby releases and forever discharges the Company and each and all of its current and former affiliated business entities, parent or sister corporations, predecessors, successors, affiliates, assigns, partners, insurers, guarantors, shareholders, board members, and each and all of their officers, directors, representatives, employees, agents, attorneys and other representatives (the “Released Parties”) from any and all claims and causes-of-action, charges, complaints, liabilities, obligations, promises, agreements, damages, actions, suits, rights, demands, losses, debts, costs and expenses of any nature whatsoever, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, contingent or absolute, matured or unmatured, whether brought individually, as a member or representative of a class, or derivatively on behalf of the Company or shareholders of the Company, arising prior to the Release Effective Date, which Executive now has or ever had against the Released Parties with respect to or connected with Executive’s employment with the Company (collectively the “Claims”), including, but not limited to, any and all matters related in any way to Executive’s employment with or resignation from the Company, Executive’s ownership of Company stock, and any claims or causes-of-action under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1991, the Family Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, and any other federal, state or local anti-discrimination or anti-retaliation laws, and any other statutory, contractual, or tort, or equitable claims related in any manner to Executive’s employment, resignation from employment with the Company or Executive’s status as a shareholder of the Company.

(b)
This Release does not prohibit the following rights or Claims: (1) Claims that first arise after Executive signs the Release or which arise out of or in connection with the interpretation or enforcement of the Release itself; (2) Executive’s right to file a charge or complaint with the EEOC or other federal or state agency, except Executive agrees and understands that Executive will not seek or accept any personal relief including, but not limited to, an award of monetary damages or reinstatement to employment, in connection with such a charge or claims; (3) any rights or Claims, whether specified above or not, that cannot be waived as a matter of law pursuant to federal, state or local statute; (4) any rights Executive has to indemnification from the Company; and (5) any rights Executive has to coverage under any director and officer liability insurance policy of the Company. If it is determined that any Claim covered by this Release cannot be waived as a matter of law, Executive expressly agrees that this Release will nevertheless remain valid and fully enforceable as to the remaining released Claims.

(c)
By signing this Release, Executive understands that Executive voluntarily and knowingly waives any and all of Executive’s rights or claims under the federal Age Discrimination in Employment Act of 1967 (ADEA), as amended, that may have existed prior to the date Executive signs this Release. However, Executive is not waiving any future rights or claims under the ADEA or Title VII of the Civil Rights Act for actions arising after the date Executive signs this Release.

(d)
Executive understands that Executive is releasing Claims that Executive may not know about, and that is Executive’s knowing and voluntary intent. Executive expressly waives all rights that Executive might have under any law that is intended to prevent unknown Claims from being released. Executive understands the significance of doing so.

2.    Government Proceedings. Executive represents and warrants that Executive has not made, filed or lodged any complaints, charges or lawsuits or otherwise directly or indirectly commenced any proceeding against the Company and/or any Released Parties with any governmental agency, department or official; any regulatory authority, court, or other tribunal; and/or any other dispute resolution body. Nothing in this Release (or any other policy, letter or agreement expressly incorporated herein) shall be construed to prevent Executive from providing truthful testimony under oath in a judicial or administrative proceeding or to prohibit or interfere with Executive’s right to participate as a complainant or witness in any federal, state or local governmental agency investigation (including but not limited to any activities protected under the whistleblower provisions of any applicable laws or regulations), during which communications can be made without authorization by or notification to the Company. Executive is waiving, however, Executive’s right to any monetary recovery or relief (including but not limited to reinstatement of Executive’s employment) should the EEOC or any other agency or commission pursue any claims on Executive’s behalf, except with respect to any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and The Sarbanes-Oxley Act of 2002. Further, nothing in this Release (or any other policy, letter or agreement expressly incorporated herein) prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.
3.    No Transfer of Potential Claims. Executive represents and warrants that Executive has not previously assigned or transferred, or purported to assign or transfer, to any person or entity, any of the Claims released by this Release and Executive agrees to indemnify and hold harmless the Released Parties from any clam, demand, debt, obligation, liability, cost, expense, right of action or cause of action based on, arising out of or in assignment.
4.    Non-Admission of Liability. Executive acknowledges and agrees that this Release shall not in any way be construed as an admission by the Company that it acted wrongfully with respect to Executive or any other person(s), or that Executive has any rights whatsoever against the Company or any Released Party. The Company specifically disclaims any liability to or wrongful acts against Executive or any other person(s).

5.    Sufficiency of Consideration. Executive agrees and acknowledges that the Severance Payments and the Additional Vesting Benefit, which Executive agrees and acknowledges that Executive is not entitled to receive absent execution of this Release, have provided good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Release.
6.    Consultation with Attorney. By signing below, Executive represents and warrants that Executive has been offered a period of at least twenty-one (21) calendar days to consider this Release. Executive acknowledges that if Executive signs this Release prior to the expiration of the 21-day period, that Executive did so voluntarily. By signing this Release, Executive further acknowledges and agrees that:

(a)	Executive has carefully read and understands the terms of this Release;

(b)
Executive has signed this Release freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder;

(c)
The only consideration for signing this Release are the Severance Payments and the Additional Vesting Benefit and no other promise, agreement or representation of any kind has been made to Executive by any person or entity whatsoever to cause Executive to sign this Release; and

(d)	The Company advised Executive of Executive’s right to consult with an attorney before signing this Release.
7.    Revocation Period. Executive may revoke this Release for a period of seven (7) calendar days following the day Executive executes this Release (“Revocation Period”). Any revocation within this period must be submitted, in writing, to the Company’s General Counsel at joel.horn@welbilt.com and state, “I hereby revoke my agreement to enter into the Release.” The revocation must be delivered to the Company’s General Counsel within seven (7) calendar days of Executive’s execution of this Release. If Executive revokes this Release, then this Release shall terminate and be of no further force and effect. If Executive does not revoke this Release prior to the eighth (8) day after Executive’s signing, Executive agrees that this Release shall become enforceable on the eighth (8) day after Executive’s signing (the “Release Effective Date”).
8.    Taxes and Indemnification. The Company may withhold from the Severance Payments, the Additional Vesting Benefit and the other compensation and benefits payable in connection with Executive’s termination of employment (“Other Benefits”) all federal, state, city or other taxes as Company is required to withhold pursuant to any applicable law, regulation or ruling. Executive further agrees to indemnify and hold Company harmless from any and all loss, costs, expenses, interest, payments, or penalties incurred by it as a result of adhering to the withholding elections provided by Executive and, as a result, not making certain deductions from the Severance Payments, Additional Vesting Benefit or Other Benefits. In the event that it is subsequently determined by any federal, state, or local taxing authority that Executive owes any additional taxes with respect to the Severance Payments, Additional Vesting Benefit or Other Benefits, it is expressly agreed that the determination of any tax liability, if any, is between Executive and that taxing authority, and that Company will not be responsible for the payment of such taxes, including any interest and penalties.

9.    Severability. If any of the provisions of this Release are determined to be invalid by a court, arbitrator, or government agency of competent jurisdiction, the Parties agree that such a determination shall not affect the enforceability of the other provisions herein.
10.    Governing Law. The laws of the State of Florida shall govern the validity and interpretation of this Release, without regard to conflict of laws provisions.
11.    Plain Meaning and Drafting. This Release shall be interpreted in accordance with the plain meaning of its terms. Although the initial draft of this Release has been drafted by counsel for the Company, the Parties agree that this Release cannot be construed in favor of or against any of the Parties to this Release. The Parties agree that they have had the opportunity to consult with counsel of their choosing with respect to the terms of this Release.
12.    No Representations. Executive represents and acknowledges that in executing this Release, Executive does not rely and has not relied upon any representation or statement not set forth herein made by the Company, by any of the Released Parties or by any of the Company’s or Released Parties’ agents, representatives, members, or attorneys with regard to the subject matter, basis, or effect of this Release or otherwise.
13.    Entire Agreement. This Release, along with the Severance Policy, the Letter (including any exhibits thereto), and the Agreement Regarding Confidential Information, Intellectual Property, Non-Solicitation of Employees and Non-Compete, dated May 20, 2016, between the Company and Executive (the “Restrictive Covenants Agreement”), with the terms of each being expressly incorporated herein, set forth the entire agreement between the parties hereto and fully supersede any and all other prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. This Release shall not be modified except in writing signed by the parties hereto.
14.    Notice of Immunity Under the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Release or the Restrictive Covenants Agreement,

(a)
Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(b)
If Executive files a lawsuit for retaliation by Company for reporting a suspected violation of law, Executive may disclose a trade secret to Executive's attorney and use the trade secret information in the court proceeding if Executive: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

15.    Remedies and Forum Selection. Any controversy or claim arising out of or relating to this Release, including any claimed breach of the Release, or any other dispute between the Parties of any nature, shall be brought on the Circuit Court for Hillsborough County, Florida, this Court being the sole, exclusive, and mandatory venue and jurisdiction for any disputes between the Parties arising from or relating to this Release. If any action is filed, by any Party, relating to a breach of this Release and/or enforcement of this Release, Executive expressly agrees and consents to jurisdiction in the Circuit Court for Hillsborough County, Florida and waives any claim that the Circuit Court for Hillsborough County, Florida is an inconvenient forum. Should either Party file an action to enforce the terms of this Release, the prevailing party in such action shall be awarded reasonable attorneys’ fees and costs incurred in bringing such action, in addition to any other remedies available in law or in equity.
16.    Counterparts. This Release may be executed in counterparts, each of which, when taken together, shall constitute one entire original Release. Facsimile and/or scanned-and-emailed signatures are acceptable as originals.

IN WITNESS WHEREOF, Executive and the Company have executed this Release as of the date written below their requisite signatures.
BY SIGNING THIS RELEASE, EXECUTIVE STATES THAT: EXECUTIVE HAS READ IT; EXECUTIVE UNDERSTANDS IT AND KNOWS THAT EXECUTIVE IS GIVING UP IMPORTANT RIGHTS; EXECUTIVE AGREES TO ALL THE TERMS CONTAINED WITHIN THE RELEASE; EXECUTIVE IS AWARE OF EXECUTIVE’S RIGHTS TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; EXECUTIVE HAS CONSULTED WITH EXECUTIVE’S ATTORNEY BEFORE SIGNING IT; AND EXECUTIVE HAS SIGNED IT KNOWINGLY AND VOLUNTARILY.

Executive By: Haresh Shah Date: , 2019
Welbilt, Inc. By: Its: __________________________________ Date: , 2019